SUB-ADMINISTRATION AGREEMENT

THIS SUB-ADMINISTRATION AGREEMENT is made as of August 11, 1997 by and between AETNA LIFE INSURANCE AND ANNUITY COMPANY (ALIAC), a corporation organized under the laws of the State of Connecticut (the "Administrator"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company ("Investors Bank").

WHEREAS, the Administrator is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and;

WHEREAS, the Administrator desires to retain Investors Bank to render certain administrative services to the Administrator and Investors Bank is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1. Appointment. The Administrator hereby appoints Investors Bank to act as Sub-Administrator of Portfolio Partners, Inc. (the "Company") on the terms set forth in this Agreement. Investors Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Administrator has furnished Investors Bank with copies properly certified or authenticated of each of the following:

         (a) Resolutions of the Company's Board of Directors authorizing the appointment of ALIAC as Administrator to provide certain administrative services to the Company;

         (b) The Company's incorporating documents filed with the State of Maryland and all amendments thereto (the "Articles");

         (c) The Company's by-laws and all amendments thereto (the "By-Laws");

         (d) The Company's agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreement, custody agreements, distribution agreements and transfer agency agreements, if applicable (collectively, the "Agreements");

         (e) The Company's most recent Registration Statement on Form N-1A under the Securities Act of 1933 and under the Investment Company Act of 1940 (the "1940 Act") and all amendments thereto (the "Prospectus"); and

         (f) Such other certificates, documents or opinion as may mutually be deemed necessary or appropriate for Investors Bank in the proper performance of its duties hereunder.

         The Administrator will immediately furnish Investors Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Administrator will notify Investors Bank of its services under this Agreement.

3. Duties of Sub-Administrator. Subject to the supervision and direction of the Administrator, Investors Bank, as Sub-Administrator, will assist in conducting various aspects of the Company's administrative operations and undertakes to perform the services described in Appendix B hereto. Investors Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties. At such time, the fee schedule included in Appendix A hereto shall be appropriately amended.

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         In performing all services under this Agreement, Investors Bank shall act in conformity with the Company's Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Company's Prospectus, as the same may be amended from time to time. Notwithstanding any item discussed herein, Investors Bank has no discretion over the Company's assets or choice of investments and cannot be held liable for any problem relating to such investments.

4. Duties of the Company.

         (a) The Administrator agrees to make its legal counsel available to Investors Bank for instruction with respect to any matter of law arising in connection with Investors Bank's duties hereunder, and the Administrator further agrees that Investors Bank shall be entitled to rely on such instruction without further investigation on the part of Investors Bank.

5. Fees and Expenses.

         (a) For the services to be rendered and the facilities to be furnished by Investors Bank, as provided for in this Agreement, the Administrator will compensate Investors Bank in accordance with the fee schedule attached as Appendix A hereto. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Administrator) of Investors Bank for which Investors Bank shall be entitled to bill separately and for which the Administrator shall reimburse Investors Bank.

         (b) Investors Bank shall not be required to pay any expenses incurred by the Company or the Administrator.

6. Limitation of Liability.

         (a) Investors Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Administrator will indemnify Investors Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Administrator, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws, (y) any requirement under the securities laws of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of Investors Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

                  (b) Investors Bank may apply to the Administrator at any time for instructions and may consult counsel for the Company, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and Investors Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. Investors Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. Investors Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by Investors Bank from the Fund.
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                  (c) In the event Investors Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, Investors Bank shall not be liable to the Company or Administration for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

                  (d) Notwithstanding anything to the contrary in this Agreement, the liability of Investors Bank for any loss or damages directly or indirectly suffered by the Company in connection with Investors Bank performance of its obligations hereunder shall in no event exceed the amount of actual damages caused as a result of Investors Bank's acts or omissions. In no event shall Investors Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

7. Termination of Agreement.

                  (a) The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than sixty days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

                           (i) Either party hereto may terminate this Agreement
prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within 90 days of receipt of written notice from the non-violating party of such violation.

                           (ii) Either party may terminate this Agreement during
any Renewal Term upon sixty days written notice to the other party. Any termination pursuant to this paragraph 7(a)(ii) shall be effective upon expiration of such sixty days, provided, however, that the effective date of such termination may be postponed, at the request of the Company or Administrator, to a date not more than ninety days after delivery of the written notice in order to give the Company and Administrator an opportunity to make suitable arrangements for a successor administrator.

                  (b) At any time after the termination of this Agreement, the Administrator may, upon written request, have reasonable access to the records of Investors Bank relating to its performance of its duties as Sub-Administrator.

8. Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Administrator or Investor Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund/Administrator:
                                    Aetna Life Insurance and Annuity Company
                                    151 Farmington Avenue
                                    Hartford, CT  06156
                                    Attn:  M.T. Conroy, TS31

To Investors Bank:
                                    Investors Bank & Trust Company
                                    200 Clarendon Street
                                    Boston, MA 02116

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                           Attention: Geoff O'Connell

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                  (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                  (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         9. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

         10. Use of Name. The Company shall not use the name of Investors Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by Investors Bank prior thereto; provided, however, that the approval of Investors Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

         Aetna Life Insurance and Annuity Company

         By:  /s/  Deborah Koltenuk
         Name:  Deborah Koltenuk
         Title:    Vice President


         Investors Bank & Trust Company

         By:  /s/  Michael Rogers
         Name:  Michael Rogers
         Title:    Executive Vice President